Exhibit 21.1
SUBSIDIARIES OF REGISTRANT
Exactech International Corporation (Florida)
Exactech Asia, d/b/a Exactech Medical (Shanghai), Ltd.
Exactech Taiwan (Taiwan), LTD
Exactech U.S., Inc.
Exactech International Operations, Ltd.
Exactech (UK), Ltd.
Exactech KK (Tokyo)
Exactech France, SAS
Exectech Deutschland, GmbH
Exactech Iberica, S.L.